EXHIBIT 4A


                        MICRO COMPONENT TECHNOLOGY, INC.

                           INCENTIVE STOCK OPTION PLAN

                     (as amended through September 27, 1999)



                                   ARTICLE I.

                                     PURPOSE

         The purpose of this Plan is to provide a means whereby Micro Component Technology, Inc. (the "Company") may be able, by granting options to purchase stock in the Company, to attract and retain persons of ability as key employees of the Company or of any parent or subsidiary corporation of the Company (the "Related Corporations"), and to motivate such employees through an increased personal interest in the Company and the Related Corporations to exert their best efforts on behalf of the Company and the Related Corporation, and thus to advance the interest of such corporations and benefit their stockholders. Both options which qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options which do not so qualify, may be granted under the Plan.


                                  ARTICLE II.

                              RESERVATION OF SHARES

         A total of 1,500,000 shares (or 2,300,000 shares if the Agreement and Plan of Merger with Aseco Corporation is approved), of the authorized but unissued Common Stock of the Company, is reserved for issue upon the exercise of options granted under this Plan. If any option expires or terminates for any reason without having been exercised in full, the unpurchased shares covered thereby shall become available for additional options which may be issued to persons eligible under the Plan so long as it remains in effect. Shares reserved for issue as provided herein shall cease to be reserved upon termination of the Plan.

                                  ARTICLE III.

                                 ADMINISTRATION

                  (a) The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee") which shall be appointed by the directors and which shall consist of two or more disinterested directors. A disinterested director is one who is ineligible to receive options under the Plan, and who has been ineligible to receive options under the Plan during the preceding 12 months. Vacancies in the Committee shall be filled by the Board.

                  (b) The Committee shall have full power to construe and interpret the plan and to establish and amend rules and regulations for its administration, subject to the express provisions of the Plan.

                  (c) The Committee shall determine which employees of the Company or of any Related Corporations shall be granted options hereunder, the number of shares for which each option shall be granted, and any limitations on the exercise of the option in addition to those imposed by this Plan. In determining the employees to whom options shall be granted and the number of shares to be covered by each option, the Committee shall apply such criteria as it determines appropriate from time to time. The maximum number of shares for which any employee may be granted options under the Plan in any calendar year shall be limited to 300,000 shares.

                                  ARTICLE IV.

                                   ELIGIBILITY

         An option may be granted to any officer or other key employee provided that any person to whom an option is granted shall be an employee of the Company or of a Related Corporation at the time an option is granted to him or her.


                                   ARTICLE V.

                                      PRICE

         The option price per share of stock, to be determined from time to time by the Committee, shall not be less than the fair market value of the stock on the date an option to purchase the same is granted. The fair market value of the stock as of any date in any month shall be the closing market price for the stock on the 15th day of such month, or on the trading day closest to the 15th if the stock does not trade on the 15th. If there is no closing market price for the stock, the Committee shall use such other information deemed appropriate by the Committee. No options shall be granted to any employee who at the time directly or indirectly owns more than ten percent of the combined voting power of all classes of stock of the Company or of a Related Corporation, unless the exercise price is not less than 110 percent of the fair market value of such stock on the date of grant, and unless the option is not exercisable more than five years after the date of grant.


                                  ARTICLE VI.

                            CHANGES IN PRESENT STOCK

         In the event of a recapitalization, merger, consolidation, reorganization, stock dividend, stock split or other change in capitalization affecting the Company's present capital stock, appropriate adjustment may be made by the Committee in the number and kind of shares and the option price of shares which are or may become subject to options granted or to be granted hereunder.


                                  ARTICLE VII.

                               EXERCISE OF OPTIONS

         An optionee shall exercise an option by delivery of a signed, written notice to the Company, specifying the number of shares to be purchased, together with payment of the full purchase price for the shares. The Company may accept payment from a broker on behalf of the optionee and may, upon receipt of signed, written instructions from the optionee, deliver the shares directly to the broker. The date of receipt by the Company of the final item required under this paragraph shall be the date of exercise of the option.


                                 ARTICLE VIII.

                                OPTION PROVISIONS

         Each option granted under the Plan shall be evidenced by a Stock Option Agreement executed by the Company and the optionee, and shall be subject to the following terms and conditions, and such other terms and conditions as may be prescribed by the Committee:

                  (a) Dollar Limitation. Each option grant shall constitute an incentive stock option eligible for favorable tax treatment under Section 422 of the Code, provided that no more than $100,000 of such options (based upon the fair market value of the underlying shares as of the date of grant) can first become exercisable for any employee in any calendar year. To the extent any option grant exceeds the $100,000 dollar limitation, it shall constitute a nonqualified stock option. Each stock option agreement shall specify the extent to which it is an incentive and/or a nonqualified stock option. For purposes of applying the $100,000 limitation, options granted under this Plan and under all other plans of the Company and the Related Corporations which are qualified under Section 422 of the Code shall be included.

                  (b) Payment. The full purchase price of the shares acquired upon exercise of any option shall be paid in cash, by certified or cashier's check, or in the form of shares of the Company's Common Stock with a fair market value equal to the full purchase price and free and clear of all liens and encumbrances.

                  (c) Exercise Period. The period within which an option must be exercised shall be determined by the Compensation Committee at the time of grant. The exercise period shall be subject to a maximum of ten years, or five years for an employee who directly or indirectly owns more than ten percent of the combined voting power of all classes of stock of the Company or a Related Corporation. An option may not be exercised during the first year after the date of grant. The option shall become exercisable to the extent of 50 percent of the shares on the first anniversary of the date of grant and 100 percent of the shares on the second anniversary of the date of grant. To the extent exercisable, an option may be exercised in whole or in part. The Committee may impose different or additional conditions with respect to length of service which must be satisfied prior to exercise of all or any part of an option. For options granted on or after November 4, 1998, the Committee, in its discretion, may accelerate the vesting of any of such options while they remain outstanding.

                  Outstanding options shall become immediately exercisable in full in the event that the Company is acquired by merger, purchase of all or substantially all of the Company's assets, or purchase of a majority of the outstanding stock by a single party or a group acting in concert.

                  (d) Rights of Optionee Before Exercise. The holder of an option shall not have the rights of a stockholder with respect to the shares covered by his or her option until such shares have been issued to him or her upon exercise of an option.

                  (e) No Right to Continued Employment. Nothing herein shall be construed to confer upon any optionee any right to continue in the employ of the Company or of any Related Corporation or to interfere in any way with the right of the Company or of any Related Corporation as employer to terminate his or her employment at any time, nor to derogate from the terms of any written employment agreement between such corporation and the optionee.

                  (f) Termination of Employment. If the optionee's employment is terminated other than by death or for conduct which is contrary to the best interests of the Company, the optionee may, within one month of such termination, or within 90 days of such termination for options granted on or after June 8, 1994, exercise any unexercised portion of his or her option to the extent he or she was entitled to do so at the time of such termination.

                  If termination of employment is effected by death of the optionee, the option, or any portion thereof, may be exercised to the extent the optionee was entitled to do so at the time of his or her death, by his or her executor or administrator or other person entitled by law to the optionee's rights under the option, at any time within six months subsequent to the date of death.

                  If an optionee's employment is terminated by the Company for conduct which is contrary to the best interests of the Company, as determined by the Company in its sole discretion, the unexercised portion of the optionee's option shall expire automatically on the date of termination of his or her employment.

                  Notwithstanding the foregoing, no option shall be exercisable subsequent to the date of expiration of the option term and no option shall be exercisable subsequent to the termination of the optionee's employment except as specifically provided in this paragraph (f).

                  (g) Special Rule for California. Notwithstanding paragraph
(f), if a California optionee's employment is terminated, the optionee may, within six months of such termination for death or disability, or within 90 days for any other termination, exercise any unexercised portion of his or her option to the extent he or she was entitled to do so at the time of such termination. This provision shall apply only to options granted when the Common Stock is not exempt from registration in California pursuant to a NASDAQ/NMS exemption or otherwise.

                  (h) Non-transferability of Option. No option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and each option shall be exercisable during the optionee's lifetime only by optionee.

                  (i) Date of Grant. The date on which the Committee approves the granting of an option shall be considered the date on which such option is granted.


                                  ARTICLE IX.

                            RESTRICTIONS ON TRANSFER

         During any period in which the offering of the shares under the Plan is not registered under federal and state securities laws, the optionees shall agree in the Stock Option Agreement that they are acquiring shares under the Plan for investment purposes, and not for resale, and that the shares cannot be resold or otherwise transferred except pursuant to registration or unless, in the opinion of counsel for the Company, registration is not required.

         Any restriction upon shares acquired upon exercise of an option pursuant to the Plan and the Stock Option Agreement shall be binding upon the optionee and his or her heirs, executors, and administrators. Any stock certificate issued under the Plan which is subject to restrictions shall be endorsed so as to refer to the restrictions on transfer imposed by the Plan and by applicable securities laws.

                                   ARTICLE X.

                             EFFECTIVE DATE OF PLAN

         The effective date of the Plan shall be April 28, 1993, the date of its original adoption by the Board of Directors of the Company.


                                  ARTICLE XI.

                             TERMINATION OF THE PLAN

         The Plan shall terminate April 27, 2003, which is ten years after the date of its approval by the Board of Directors, unless sooner terminated by issuance of all shares reserved for issuance hereunder. No option shall be granted under the Plan after such termination date.


                                  ARTICLE XII.

                              AMENDMENT OF THE PLAN

         The Board of Directors of the Company may at any time terminate the Plan, or make such modifications of the Plan as it shall deem advisable. No termination or amendment of the Plan may, without the consent of the optionees to whom any options shall theretofore have been granted, adversely affect the rights of such optionees under such options.